QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

Maui Land & Pineapple Company, Inc.—Subsidiaries
As of December 31, 2007

Name	State of Incorporation	Percentage of Ownership
Maui Pineapple Company, Ltd.	Hawaii	100
Kapalua Land Company, Ltd.	Hawaii	100
Kapalua Realty Company, Ltd.	Hawaii	100
Kapalua Advertising Company, Ltd.	Hawaii	100
Kapalua Water Company, Ltd.	Hawaii	100
Kapalua Waste Treatment Company, Ltd.	Hawaii	100
Honolua Plantation Land Company, Ltd.	Hawaii	100
Kapalua Bay Holdings, LLC	Delaware	51
Kapalua Bay, LLC	Delaware	100

QuickLinks

  Exhibit 21